Exhibit 99.2

Report of independent registered public accounting firm

To the Board of Directors and Shareholders of Family Dollar Stores, Inc., and Subsidiaries:

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income and comprehensive income, of shareholders’ equity and of cash flows present fairly, in all material respects, the financial position of Family Dollar Stores, Inc. and its subsidiaries at August 30, 2014 and August 31, 2013, and the results of their operations and their cash flows for each of the three years in the period ended August 30, 2014 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

Charlotte, North Carolina

October 29, 2014

Family Dollar Stores, Inc., and Subsidiaries

Consolidated balance sheets

(in thousands, except per share and share amounts)	August 30, 2014	August 31, 2013
Assets
Current assets:
Cash and cash equivalents	$139,840	$140,999
Short-term investment securities	8,800	4,000
Restricted cash and investments	31,380	35,443
Merchandise inventories	1,609,932	1,467,016
Deferred income taxes	65,856	34,510
Income tax refund receivable	64,458	13,485
Prepayments and other current assets (Note 5)	181,780	161,552
Total current assets	2,102,046	1,857,005
Property and equipment, net (Note 6)	1,688,213	1,732,544
Investment securities	—	22,977
Other assets	67,036	97,335
Total assets	$3,857,295	$3,709,861
Liabilities and Shareholders’ Equity
Current liabilities:
Short-term borrowings (Note 7)	$—	$—
Current portion of long-term debt (Note 7)	16,200	16,200
Accounts payable	773,021	723,200
Accrued liabilities (Note 9)	335,054	335,854
Income taxes	4,755	4,968
Total current liabilities	1,129,030	1,080,222
Long-term debt (Note 7)	484,226	500,275
Other liabilities (Note 10)	316,382	289,194
Deferred gain (Note 8)	227,080	218,088
Deferred income taxes	34,852	23,027
Commitments and contingencies (Note 13)
Shareholders’ equity (Note 15):
Preferred stock, $1 par; authorized 500,000 shares; no shares issued and outstanding	—	—
Common stock, $0.10 par; authorized 600,000,000 shares; issued 120,749,980 shares at August 30, 2014, and 120,091,158 shares at August 31, 2013, and outstanding 113,986,257 shares at August 30, 2014, and 115,092,113 shares at August 31, 2013	12,077	12,009
Capital in excess of par	333,579	299,865
Retained earnings	1,724,041	1,569,625
Accumulated other comprehensive loss	(489)	(2,195)
Common stock held in treasury, at cost (6,763,723 shares at August 30, 2014, and 4,999,045 shares at August 31, 2013)	(403,483)	(280,249)
Total shareholders’ equity	1,665,725	1,599,055
Total liabilities and shareholders’ equity	$3,857,295	$3,709,861

The accompanying notes are an integral part of the consolidated financial statements.

Family Dollar Stores, Inc., and Subsidiaries

Consolidated statements of income

(in thousands, except per share amounts)	52 weeks ended August 30, 2014	53 weeks ended August 31, 2013	52 weeks ended August 25, 2012
Net sales	$10,489,330	$10,391,457	$9,331,005
Cost and expenses:
Cost of sales	6,946,115	6,836,712	6,071,058
Cost of sales—restructuring	11,930	—	—
Selling, general and administrative	3,022,219	2,866,788	2,584,234
Restructuring	78,180	—	—
Merger fees	9,434	—	—
Litigation charge	—	—	11,500
Cost of sales and operating expenses	10,067,878	9,703,500	8,666,792
Operating profit	421,452	687,957	664,213
Investment income	190	422	927
Interest expense	30,038	25,888	25,090
Other income	31,150	28,206	23,888
Income before income taxes	422,754	690,697	663,938
Income taxes	138,251	247,122	241,698
Net income	$284,503	$443,575	$422,240
Net income per common share—basic	$2.49	$3.85	$3.61
Weighted average shares—basic	114,035	115,252	117,097
Net income per common share—diluted	$2.49	$3.83	$3.58
Weighted average shares—diluted	114,421	115,805	118,058

The accompanying notes are an integral part of the consolidated financial statements.

Family Dollar Stores, Inc., and Subsidiaries

Consolidated statements of comprehensive income

(in thousands)	52 weeks ended August 30, 2014	53 weeks ended August 31, 2013	52 weeks ended August 25, 2012
Net income	$284,503	$443,575	$422,240
Other comprehensive income:
Unrealized net gains/(losses) on investment securities (net of taxes)	1,679	(413)	4,527
Other	27	59	35
Other comprehensive income/(loss)	$1,706	$(354)	$4,562
Comprehensive income	$286,209	$443,221	$426,802

There were no material reclassifications from accumulated other comprehensive income into net income.

The accompanying notes are an integral part of the consolidated financial statements.

Family Dollar Stores, Inc., and Subsidiaries

Consolidated statements of cash flows

(in thousands)	52 weeks ended August 30, 2014	53 weeks ended August 31, 2013	52 weeks ended August 25, 2012
Cash flows from operating activities:
Net income	$284,503	$443,575	$422,240
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	265,461	239,485	213,835
Amortization of deferred gain	(18,005)	(15,123)	(3,087)
Impairment on property and equipment—restructuring	19,926	—	—
Lease obligations on closed stores—restructuring	43,689	—	—
Merger fees	9,115	—	—
Deferred income taxes	(14,124)	3,693	(24,321)
Excess tax benefits from stock-based compensation	(6,352)	(13,231)	(12,345)
Stock-based compensation	15,363	16,258	15,902
Loss on disposition of property and equipment	9,182	5,826	11,429
Changes in operating assets and liabilities:
Merchandise inventories	(142,916)	(40,853)	(271,503)
Prepayments and other current assets	(20,231)	(113,920)	23,838
Other assets	14,601	(449)	(2,506)
Accounts payable and accrued liabilities	65,570	(32,656)	(36,497)
Income taxes	(51,186)	(40,374)	37,209
Other liabilities	(5,434)	19,742	(4,823)
Net cash provided by operating activities	469,162	471,973	369,371
Cash flows from investing activities:
Purchases of restricted and unrestricted investment securities	(53,481)	(44,278)	(211,142)
Sales of restricted and unrestricted investment securities	93,647	45,728	334,915
Net change in restricted cash	390	79,924	(80,389)
Capital expenditures	(436,288)	(744,428)	(603,313)
Net proceeds from sale-leaseback	194,766	345,249	359,663
Proceeds from dispositions of property and equipment	982	3,214	1,955
Net cash used in investing activities	(199,984)	(314,591)	(198,311)
Cash flows from financing activities:
Short-term borrowings	2,208,000	2,060,000	362,300
Repayment of short-term borrowings	(2,208,000)	(2,075,000)	(347,300)
Repayments of long-term debt	(16,200)	(16,200)	(16,200)
Repurchases of common stock	(125,038)	(74,954)	(191,573)
Change in cash overdrafts	(24,525)	71,745	26,786
Proceeds from exercise of employee stock options	19,161	20,796	24,900
Excess tax benefits from stock-based compensation	6,352	13,231	12,345
Payment of dividends	(130,087)	(108,334)	(91,390)
Net cash used in financing activities	(270,337)	(108,716)	(220,132)
Net change in cash and cash equivalents	(1,159)	48,666	(49,072)
Cash and cash equivalents at beginning of year	140,999	92,333	141,405
Cash and cash equivalents at end of year	$139,840	$140,999	$92,333
Supplemental disclosures of cash flow information:
Purchases of property and equipment awaiting processing for payment, included in accounts payable	$38,530	$57,379	$54,609
Cash paid during the period for:
Interest, net of amounts capitalized	26,596	21,895	24,001
Income taxes, net of refunds	208,694	272,748	234,740

The accompanying notes are an integral part of the consolidated financial statements.

Family Dollar Stores, Inc., and Subsidiaries

Consolidated statements of shareholders’ equity

(in thousands, except per share and share amounts)	Common stock	Capital in excess of par	Retained earnings	Accumulated other comprehensive loss	Treasury stock	Total
Balance, August 27, 2011
(117,353,341 shares common stock; 29,962,891 shares treasury stock)	$14,732	$274,445	$1,969,749	$(6,403)	$(1,165,449)	$1,087,074
Net income for the year			422,240			422,240
Unrealized gains on investment securities (net of $2.7 million of taxes)				4,527		4,527
Other				35		35
Issuance of 1,209,507 common shares under incentive plans, including tax benefits	121	29,602				29,723
Purchase of 3,214,866 common shares for treasury					(191,573)	(191,573)
Retirement of 29,400,000 shares of treasury stock	(2,940)	(60,139)	(1,087,303)		1,150,382	—
Issuance of 14,066 shares of treasury stock under incentive plans		152			622	774
Stock-based compensation		15,129				15,129
Dividends declared on common stock, $0.60 per share			(70,302)			(70,302)
Balance, August 25, 2012
(115,362,048 shares common stock; 3,763,691 shares treasury stock)	11,913	259,189	1,234,384	(1,841)	(206,018)	1,297,627
Net income for the year			443,575			443,575
Unrealized gains on investment securities (net of $0.4 million of taxes)				(413)		(413)
Other				59		59
Issuance of 965,419 common shares under incentive plans, including tax benefits	96	25,141				25,237
Purchase of 1,248,284 common shares for treasury					(74,954)	(74,954)
Issuance of 12,930 shares of treasury stock under incentive plans		27			723	750
Stock-based compensation		15,508				15,508
Dividends declared on common stock, $0.94 per share			(108,334)			(108,334)
Balance, August 31, 2013
(115,092,113 shares common stock; 4,999,045 shares treasury stock)	$12,009	$299,865	$1,569,625	$(2,195)	$(280,249)	$1,599,055
Net income for the year			284,503			284,503
Unrealized gains on investment securities (net of $0.9 million of taxes)				1,679		1,679
Other				27		27
Issuance of 658,822 common shares under incentive plans, including tax benefits	66	20,143				20,209
Purchase of 1,794,921 common shares for treasury					(125,038)	(125,038)
Issuance of 30,243 shares of treasury stock under incentive plans	2	13			1,804	1,819
Stock-based compensation		13,558				13,558
Dividends declared on common stock, $1.14 per share			(130,087)			(130,087)
Balance, August 30, 2014
(113,986,257 shares common stock; 6,763,723 shares treasury stock)	$12,077	$333,579	$1,724,041	$(489)	$(403,483)	$1,665,725

The accompanying notes are an integral part of the consolidated financial statements.

Family Dollar Stores, Inc., and Subsidiaries

Notes to consolidated financial statements

1.              Description of business and summary of significant accounting policies:

Description of business

The Company operates a chain of more than 8,000 general merchandise retail discount stores in 46 contiguous states, providing consumers with a selection of competitively priced merchandise in convenient neighborhood stores. The Company’s products include health and beauty aids, packaged food and refrigerated products, home cleaning supplies, housewares, stationery, seasonal goods, apparel, and domestics. In the typical Family Dollar store, the majority of the products are priced at $10 or less, with many of the products priced at $1 or less. The Company manages its business on the basis of one operating segment.

Dollar Tree merger agreement

On July 27, 2014, the Company entered into the Dollar Tree merger agreement, upon the terms and subject to the conditions of which a subsidiary of Dollar Tree will be merged with and into Family Dollar, with Family Dollar continuing as the surviving entity and a wholly-owned subsidiary of Dollar Tree. The merger is subject to Family Dollar stockholder approval, expiration, or termination of the applicable waiting period under the HSR Act and other customary closing conditions. The merger could be in a position to close as early as December 2014.

Principles of consolidation

The consolidated financial statements include the accounts of the Company and its subsidiaries, all of which are wholly-owned. All intercompany balances and transactions have been eliminated.

Fiscal year

The Company’s fiscal year generally ends on the Saturday closest to August 31 of each year, which generally results in an extra week every six years. Fiscal 2014 was a 52-week year, fiscal 2013 was a 53-week year, and fiscal 2012 was a 52-week year.

Use of estimates

The preparation of the Company’s consolidated financial statements, in conformity with accounting principles generally accepted in the United States of America, requires management to make estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

Cash and cash equivalents

The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents. The carrying amount of the Company’s cash equivalents approximates fair value due to the short maturities of these investments and consists primarily of money market funds and other overnight investments. The Company maintains cash deposits with major banks, which from time to time may exceed federally insured limits. The Company periodically assesses the financial condition of the institutions and believes the risk of any loss is remote. Payments due from banks for third-party credit card, debit card and electronic benefit transactions are generally processed within 24-72 hours and are classified as cash equivalents.

The Company maintains zero balance cash disbursement accounts with certain banks. Outstanding checks in excess of funds on deposit with respect to these banks, referred to as cash overdrafts, are classified as Accounts Payable on the Consolidated Balance Sheets, and totaled $76.0 million at the end of fiscal 2014. Cash overdrafts totaled $100.5 million at the end of fiscal 2013. Changes in these overdraft amounts are recorded as financing activities on the Consolidated Statements of Cash Flows.

The Company’s wholly-owned captive insurance subsidiary maintains balances in cash and cash equivalents used in connection with the Company’s retained workers’ compensation, general liability, and automobile liability risks and are not designated for general corporate purposes. These cash and cash equivalents balances totaled $4.0 million as of the end of fiscal 2014 and $2.7 million as of the end of fiscal 2013.

Investment securities

The Company classifies all investment securities as available-for-sale. Securities accounted for as available-for-sale are required to be reported at fair value with unrealized gains and losses, net of taxes, excluded from net income and shown separately as a component of Accumulated Other Comprehensive Income within Shareholders’ Equity on the Consolidated Balance Sheets. The Company’s short-term investment securities currently consist primarily of short-term bond mutual funds and municipal debt securities. Historically, the Company’s long-term investment securities consisted of auction rate securities; however these were fully settled subsequent to year-end, therefore classified as short-term at the end of fiscal 2014. Refer to Notes 3 and 4 for more information on the Company’s investment securities.

In addition to the cash and cash equivalents balances discussed above, the Company’s wholly-owned captive insurance subsidiary also maintains balances in investment securities not designated for general corporate purposes. These investment securities balances were $8.8 million as of the end of fiscal 2014 and $27.0 million as of the end of fiscal 2013.

Restricted cash and investments

The Company has restricted certain cash and investments to serve as collateral for certain of our insurance obligations held at our wholly owned captive insurance subsidiary. These restricted funds cannot be withdrawn from the Company’s account without the consent of the secured party. As of August 30, 2014, the Company held $34.4 million in this restricted account, of which $31.4 million was included in Restricted Cash and Investments and $3.0 million was included in Other Assets in the Consolidated Balance Sheets. As of August 31, 2013, we held $55.5 million in this restricted account, of which $35.4 million was included in Restricted Cash and Investments and $20.1 million was included in Other Assets in the Consolidated Balance Sheets. The classification between current and non-current is based on the timing of expected payments of the secured insurance obligations.

Merchandise Inventories

Inventories are valued using the retail method, based on retail prices less markup percentages, which approximates the lower of first-in, first-out (FIFO) cost or market. The Company records adjustments to inventory through cost of goods sold when retail price reductions, or markdowns, are taken against on-hand inventory. In addition, the Company makes estimates and judgments regarding, among other things, initial markups, markdowns, future demand for specific product categories and market conditions, all of which can significantly impact inventory valuation. These estimates and judgments are based on the application of a consistent methodology each period. The Company estimates inventory losses for damaged, lost or stolen inventory (inventory shrinkage) for the period from the most recent physical inventory to the financial statement date. The accrual for estimated inventory shrinkage is based on the trailing twelve-month actual inventory shrinkage rate and can fluctuate from period to period based on the timing of the physical inventory counts. Virtually all stores that have been open for approximately one year conduct a physical inventory at least annually. There were no material changes in the estimates or assumptions related to the valuation of inventory during fiscal 2014.

Property and equipment

Property and equipment is stated at cost. Depreciation for financial reporting purposes is calculated using the straight-line method over the estimated useful lives of the related assets. For leasehold improvements, this depreciation is over the shorter of the term of the related lease (generally between five and fifteen years) including reasonably assured renewal options or the asset’s useful economic life. Estimated useful lives of property and equipment are shown below.

Buildings and building improvements	5 - 40 years
Furniture, fixtures and equipment	3 - 10 years
Transportation equipment	3 - 10 years
Leasehold improvements	5 - 10 years

The Company capitalizes certain costs incurred in connection with developing, obtaining and implementing software for internal use. Capitalized costs are amortized over the expected economic life of the assets, generally ranging from three to eight years.

Property and equipment is reviewed for impairment whenever events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. Impairment losses on fixed assets typically relate to store closings. As part of its strategic initiatives, during the second half of fiscal 2014, the Company closed 377 underperforming stores. As a result of this initiative, an impairment of $19.9 million was recorded. Historically, impairment losses on fixed assets related to normal store closings have not been material to the Company’s financial position or results of operations. Refer to Note 2 for more information on restructuring activities.

Capitalized interest

The Company capitalizes interest on borrowed funds during the construction of property and equipment. The Company capitalized $2.7 million, $7.3 million, and $4.0 million of interest costs during fiscal 2014, fiscal 2013 and fiscal 2012, respectively.

Treasury share retirement

The Company periodically retires treasury shares acquired through share repurchases and returns those shares to the status of authorized but unissued. The Company accounts for treasury stock transactions under the cost method. For each reacquisition of common stock, the number of shares and the acquisition price for those shares is added to the existing treasury stock count and total value. Thus, the average cost per share is re-averaged each time shares are acquired. When treasury shares are retired, the Company’s policy is to allocate the excess of the repurchase price over the par value of shares acquired to both Retained Earnings and Capital in Excess of Par. The portion allocated to Capital in Excess of Par is determined by applying a percentage, determined by dividing the number of shares to be retired by the number of shares issued, to the balance of Capital in Excess of Par as of the retirement date.

Revenues

The Company recognizes revenue, net of returns and sales tax, at the time the customer tenders payment for and takes possession of the merchandise.

Certain merchandise at our stores is owned and maintained by third parties. For each one of these merchandise arrangements, the Company records revenue on either a gross or net basis in accordance with ASC 605-45, “Revenue Recognition—Principal Agent Considerations.” In determining the appropriate treatment, the Company considers factors such as identification of the primary obligor, inventory risk, latitude in establishing price, discretion in supplier selection, determination of merchandise specifications, and credit risk.

The Company recognizes gift card sales revenue at the time of redemption. A liability for gift cards is established for the cash value at the time of purchase or reload, and is recorded in Accrued liabilities. If a gift card is not redeemed, revenue is recognized using a time-based method over the period from issuance to the point where likelihood of redemption is considered remote. The gift cards do not have an expiration date or monthly fees. Gift card breakage income was first recorded in the first quarter of fiscal 2014, and in fiscal 2014 was $1.6 million.

Cost of sales

Cost of sales includes the purchase cost of merchandise and transportation costs to the Company’s distribution centers and stores. Buying, distribution center and occupancy costs, including depreciation, are not included in cost of sales. As a result, cost of sales may not be comparable to those of other retailers that may include these costs in their cost of sales.

Selling, general and administrative expenses

All operating costs, except transportation costs to the Company’s distribution centers and stores, are included in SG&A. Buying, distribution center and occupancy costs, including depreciation, are included in SG&A rather than cost of sales.

Insurance liabilities

The Company is primarily self-insured for health care, property loss, workers’ compensation, general liability, and auto liability costs. These liabilities are based on the total estimated costs of claims filed and estimates of claims incurred but not reported, less amounts paid against such claims, and are not discounted.

Advertising costs

Advertising costs, net of co-op recoveries from vendors, are expensed during the period of the advertisement and amounted to $7.8 million, $18.9 million and $19.6 million in fiscal 2014, fiscal 2013 and fiscal 2012, respectively.

Vendor allowances

The Company receives vendor support in the form of cash payments or allowances through a variety of reimbursements such as purchase discounts, cooperative advertising, markdowns, scandowns, and volume rebates. The Company has agreements with vendors setting forth the specific conditions for each allowance or payment. In accordance with ASC 605-50, “Revenue Recognition—Customer Payments and Incentives,” depending on the arrangement, the Company either recognizes the allowance as a reduction of current costs or defers the payment over the period the related merchandise is sold. If the payment is a reimbursement for costs incurred, it is offset against those related costs; otherwise, it is treated as a reduction to the cost of merchandise.

Operating leases

Except for its Store Support Center and distribution centers, the Company generally conducts its operations from leased facilities. Store real estate leases typically have an initial term between five and fifteen years with multiple renewal options for additional five-year periods. The Company also has leases for equipment generally with lease terms of five years to ten years.

All the Company’s store leases are classified as operating leases. The Company recognizes rental expense for its store leases on a straight-line basis over the base, non-cancelable lease term. For purposes of recognizing incentives, premiums, and minimum rental expenses, the Company uses the date of initial possession to begin amortization, which is generally when the Company enters the space and begins to make improvements in preparation for intended use. For tenant improvement allowances and rent holidays, the Company records a deferred rent liability at the inception of the lease term and amortizes the deferred rent over the terms of the leases as reductions to rent expense on the Consolidated Statements of Income.

When necessary, the Company vacates stores prior to the expiration of the related lease. For vacated locations with remaining lease commitments, the Company records an expense for the present value of the future lease payments and related costs, including real estate taxes, insurance, and common area maintenance, from the date of closure through the end of the remaining lease terms, net of expected future sublease rental income. The estimate of future cash flows is based on historical experience; analysis of the specific real estate market, including input from independent real estate disposition experts; and economic conditions that can be difficult to predict. Cash flows are discounted using the incremental borrowing interest rates that coincide with the remaining lease terms.

Certain leases provide for contingent rental payments based upon a percentage of store sales. The Company accrues for contingent rental expense as it becomes probable that specified sales targets will be met.

Income taxes

The Company records deferred income tax assets and liabilities for the expected future tax consequences of temporary differences between the financial reporting basis and the income tax basis of its assets and liabilities. The Company estimates contingent income tax liabilities based on an assessment of the probability of the income-tax-related exposures and settlements related to uncertain tax positions. The Company intends to reinvest certain undistributed earnings of foreign subsidiaries indefinitely and anticipates earnings will not be repatriated. Were the Company’s intention to change, the Company would be subject to U.S. taxes and withholding taxes payable to various foreign governments. Refer to Note 11 for more information on the Company’s income taxes.

Stock-based compensation

The Company recognizes compensation expense related to its stock-based awards based on the fair value of the awards on the grant date. The Company utilizes the Black-Scholes option-pricing model to estimate the grant-date fair value of its stock option awards. The Company also grants performance share rights and adjusts compensation expense each quarter based on the ultimate number of shares expected to be issued, which is dependent upon the Company’s performance relative to a peer group. If factors change and the Company employs different assumptions to measure stock-based compensation in future periods, the compensation expense recorded may differ significantly from the amount recorded in the current period. The grant-date fair value of the Company’s performance share rights awards is based on the stock price on the grant date. Compensation expense for the Company’s stock-based awards is recognized on a straight-line basis, net of estimated forfeitures, over the service period of each award. Refer to Note 14 for more information on the Company’s stock-based compensation plans.

Other Income

The Company classifies income earned on non-merchandise transactions, which primarily includes fees charged to customers when receiving cash back on debit card transactions, in a line item captioned Other Income below Operating Profit.

Recent accounting pronouncements

In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2014-09 Revenue from Contracts with Customers (Topic 606) (“ASU 2014-09”). The ASU is a comprehensive new revenue recognition model requiring a company to recognize revenue to depict the transfer of goods or services to a customer at an amount reflecting the consideration it expects to receive in exchange for those goods or services. In adopting ASU 2014-09, companies may use either a full retrospective or a modified retrospective approach. ASU 2014-09 is effective for the first interim period within annual reporting periods beginning after December 15, 2016, and early adoption is not permitted. The Company will adopt ASU 2014-09 during the first quarter of fiscal 2018. The Company is still assessing the impact of this ASU on the Consolidated Financial Statements.

In July 2013, the FASB issued Accounting Standards Update 2013-11 Income Taxes (Topic 740): Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists (“ASU 2013-11”). The ASU is effective for fiscal years, and interim periods within those years, beginning after December 15, 2013. The Company will adopt ASU 2013-11 during the first quarter of fiscal 2015, which is not expected to have a material impact on the Company’s Consolidated Financial Statements.

In February 2013, the FASB issued Accounting Standards Update 2013-02 Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income (“ASU 2013-02”). ASU 2013-02 requires an entity to provide information about the amounts reclassified out of accumulated other comprehensive income by component. The ASU is effective for fiscal years, and interim periods within those years, beginning after December 15, 2012. The ASU was effective for the Company beginning in the first quarter of fiscal 2014 and did not have a material impact on the Company’s Consolidated Financial Statements.

2.              Restructuring and related activities

Beginning in the third quarter of fiscal 2014, the Company implemented a series of restructuring initiatives intended to strengthen its value proposition, increase operational efficiencies and improve financial performance. The restructuring initiatives included closing 377 underperforming stores across the chain and reducing expenses through workforce optimization. These restructuring initiatives were completed during the third and fourth quarters of fiscal 2014.

The Company incurred $90.1 million of charges related to the restructuring initiatives implemented in fiscal 2014. These charges consisted primarily of lease obligations, property and equipment impairments, inventory write-downs, and termination benefits directly associated with the store closings and workforce optimization.

Of the charges incurred in fiscal 2014 related to these restructuring initiatives, the inventory write-downs are presented in the Cost of Sales—Restructuring line item and the remainder of the restructuring charges are included in the Restructuring line item in the Consolidated

Statements of Income. The composition of the restructuring charges incurred during fiscal 2014 were as shown below. Refer to Note 18 for a summary of these charges per quarter.

(in thousands) Charge	Classification of charge	52 weeks ended August 30, 2014
Inventory write-downs	Non-cash	$11,930
Cost of sales—restructuring		11,930
Property and equipment impairments	Non-cash	$19,925
Employee termination benefits	Cash	$3,842
Lease obligations	Cash	$46,142
Other	Cash	$8,271
Restructuring		78,180
Total restructuring charges		$90,110

The table below summarizes the restructuring accrual activity related to the Company’s restructuring initiatives for fiscal 2014.

(in thousands)	Employee termination benefits	Lease obligations	Other	Total
Balance as of August 31, 2013	$—	$—	$—	$—
Charges	3,842	46,142	8,271	58,255
Cash payments	(3,019)	(2,453)	(4,065)	(9,537)
Balance as of August 30, 2014	$823	$43,689	$4,206	$48,718

The Company does not expect to incur any further material charges related to fiscal 2014 restructuring initiatives.

Additionally, in the fourth quarter of fiscal 2014, the Company entered into the Dollar Tree merger agreement, under which Dollar Tree will acquire Family Dollar in a cash and stock transaction. In conjunction with this pending merger agreement, the Company incurred $9.4 million of professional fees during fiscal 2014, consisting primarily of financial advisory and legal costs. As of August 30, 2014, the Company’s accrual for fees associated with the pending merger was $9.1 million; included within Accrued liabilities on the Consolidated Balance Sheet.

3.              Fair value measurements:

Fair value accounting standards define fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The following fair value hierarchy prioritizes the inputs used to measure fair value into three levels, giving the highest priority to Level 1 inputs and the lowest priority to Level 3 inputs.

•        Level 1—Quoted prices in active markets for identical assets or liabilities.

•        Level 2—Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly, such as quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, inputs other than quoted prices that are observable for the asset or liability, or inputs that are derived principally from or corroborated by observable market data by correlation or other means.

•        Level 3—Inputs that are unobservable for the asset or liability.

The unobservable inputs in Level 3 can only be used to measure fair value to the extent that observable inputs in Level 1 and Level 2 are not available. The following table represents the Company’s fair value hierarchy as of August 30, 2014, and August 31, 2013, for items required to be measured at fair value on a recurring basis:

	August 30, 2014
(in thousands)	Fair value	Level 1	Level 2	Level 3
Cash equivalents:
Money market funds	$2,502	$2,502	$—	$—
Investment securities:
Auction rate securities	4,800	—	—	4,800
Short-term bond mutual fund	4,000	4,000	—	—
Restricted cash and investments:(1)
Money market funds	46	46	—	—
Municipal debt securities	34,398	—	34,398	—
Other assets:
Mutual funds(2)	19,689	19,689	—	—

	August 31, 2013
(in thousands)	Fair value	Level 1	Level 2	Level 3
Cash equivalents:
Money market funds	$26,200	$26,200	$—	$—
Investment securities:
Auction rate securities	22,977	—	—	22,977
Short-term bond mutual fund	4,000	4,000	—	—
Restricted cash and investments:(1)
Money market funds	437	437	—	—
Municipal debt securities	55,055	—	55,055	—
Other assets:
Mutual funds(2)	20,043	20,043	—	—

(1)   As of August 30, 2014, restricted cash and investments of $31.4 million and $3.0 million were included in Restricted Cash and Investments and Other Assets, respectively, in the Consolidated Balance Sheets. As of August 31, 2013, restricted cash and investments of $35.4 million and $20.1 million were included in Restricted Cash and Investments and Other Assets, respectively, in the Consolidated Balance Sheets.

(2)   Represents assets held pursuant to a deferred compensation plan for certain key management employees. The Company has recorded a corresponding liability related to the deferred compensation plan in an amount equivalent to the assets above. The liability for the deferred compensation plan is recorded in Other Liabilities on the Consolidated Balance Sheets.

On a non-recurring basis, the Company adjusts certain Property and Equipment to fair value through impairment charges. Property and Equipment is reviewed for impairment whenever events or changes in circumstances indicate the carrying amount of an asset or asset group may not be recoverable. The fair value of the Property and Equipment is determined based on a discounted cash flow analysis using Level 3 inputs. The Company estimates future cash flows based on historical experience and its expectations of future performance. Impairment charges related to the store closure initiative were $19.9 million during fiscal 2014 and were not material during fiscal 2013. Refer to Note 2 for further discussion of the store closure initiative and related impairment charges.

Level 2 inputs

All assets classified as Level 2 are valued using matrix pricing. The Company believes that while the assets valued using Level 2 inputs currently trade in active markets and prices could be obtained for identical assets, the classification of these investments as Level 2 is more appropriate when matrix pricing is used.

Auction rate securities

The Company’s auction rate securities (“ARS”) are tax-exempt bonds collateralized by federally guaranteed student loans and were valued using Level 3 inputs. Due to continued issues in the global credit and capital markets, and specifically the ARS market, the Company’s $4.8 million par value ARS portfolio has historically experienced sustained failed auctions. The Company has been able to liquidate the investments, at or close to par value, when any of the following events occur: a successful auction, a buyer is found outside the auction process, the securities are called or refinanced by the issuer, or the underlying securities mature. For the past several years, the Company liquidated substantially all of its ARS portfolio at or near par through issuer calls, refinancings, or upon maturity.

During fiscal 2014, the Company settled $20.9 million par value of its ARS portfolio and realized a loss of $0.3 million on these settlements. As of August 30, 2014, the Company’s ARS portfolio was $4.8 million par value. Subsequent to year-end, on September 4, 2014, the Company settled the remainder of its ARS portfolio at par.

The Company had no temporary gross unrealized loss of with respect to its ARS portfolio as of August 30, 2014. Changes in the unrealized loss were included in Accumulated Other Comprehensive Loss within Shareholders’ Equity on the Consolidated Balance Sheet.

As of August 30, 2014, the ARS portfolio was classified within short- term investment securities as a result of a receipt of a redemption call notice prior to year-end. In previous fiscal years, due to the continued failure of the auction process and the continued uncertainty regarding the timing of future liquidity, the ARS portfolio was classified within long-term investment securities. The fair value of each security was determined through the use of a discounted cash flow analysis using Level 3 inputs because there is no active market for the Company’s ARS portfolio. The two most significant unobservable inputs used in the analysis were as follows:

•        The weighted-average expected term to liquidate the securities.  The assumption used in the analysis was based on the Company’s estimate of the timing of future liquidity, which assumed the securities would be called or refinanced by the issuer or repurchased by the broker dealers prior to maturity.

•        The illiquidity factor applied to the discount rate.  The assumption used in the analysis was based on market rates for similar liquid tax-exempt securities with comparable ratings and maturities. Due to the uncertainty surrounding the timing of future liquidity, a factor was applied to the discount rates to reflect the illiquidity of the investments.

The inputs used in the Company’s analysis were sensitive to market conditions, and the Company’s valuation of its ARS portfolio could have changed based on the assumptions used.

As of August 30, 2014, a 100 basis point increase or decrease in the illiquidity factor, along with a 12-month increase or decrease in the weighted average term, did not result in a material range of a gross unrealized loss.

The Company also evaluated each of its ARS for other-than-temporary impairment. The Company’s evaluation was based on an analysis of the credit rating and parity ratio of each security. The parity ratio is the ratio of trust assets available for distribution to creditors to the trust obligations to those creditors. The credit quality of the Company’s ARS portfolio remains high and the securities had a weighted average parity ratio of 143.9% as of August 30, 2014. Based on these factors, the Company concluded there was no other- than-temporary impairment as of August 30, 2014.

The following tables summarize the change in the fair value of the Company’s ARS portfolio measured using Level 3 inputs during fiscal 2014 and during fiscal 2013:

(in thousands)	Fiscal 2014	Fiscal 2013
Beginning balance—Level 3 inputs	$22,977	$23,720
Sales	(20,569)	(200)
Realized gains/(losses) on sale of investments	(281)	—
Net unrealized gains/(losses) included in other comprehensive income	2,673	(543)
Ending Balance—Level 3 inputs	$4,800	$22,977

Additional fair value disclosures

The estimated fair value of the Company’s current and long-term debt was $530.4 million as of August 30, 2014, and $546.4 million as of August 31, 2013. The Company has both public notes and private placement notes. The fair value for the public notes is determined using Level 1 inputs as quoted prices in active markets for identical assets or liabilities are available. The fair value of the portion of the debt that are private placement notes is determined through the use of a discounted cash flow analysis using Level 3 inputs as there are no quoted prices in active markets for these notes. The discount rate used in the analysis was based on borrowing rates available to the Company for debt of the same remaining maturities, issued in the same private placement debt market. The fair value of the Company’s current and long-term debt was greater than the carrying value of the debt by $30.0 million as of August 30, 2014, and $29.9 million as of August 31, 2013. See Note 7 for more information on the Company’s long-term debt.

4.              Investment securities:

The Company’s investment securities are currently classified as available- for-sale as the Company does not intend to hold the securities to maturity and does not purchase the securities for the purpose of selling them to make a profit on short-term differences in price. Available-for-sale securities are carried at estimated fair value, with unrealized gains and losses, if any, reported as a component of Shareholders’ Equity. The Company’s investments consisted of the following available-for-sale securities at the end of fiscal 2014 and fiscal 2013:

	August 30, 2014
(in thousands)	Amortized cost	Gross unrealized holding gains	Gross unrealized holding losses	Fair value
Auction rate securities	$4,800	$—	$—	$4,800
Short-term bond mutual fund	4,000	—	—	4,000
Municipal debt securities	34,355	43		34,398

	August 31, 2013
(in thousands)	Amortized cost	Gross unrealized holding gains	Gross unrealized holding losses		Fair value
Auction rate securities	$25,650	$—	$2,673	(1)	$22,977
Short-term bond mutual fund	4,000	—	—		4,000
Municipal debt securities	54,954	101	—		55,055

(1)   The gross unrealized holding losses for fiscal 2013 was in a continuous unrealized loss position for 12 months or longer.

As discussed in Note 3 above, subsequent to year-end all the Company’s auction rate securities were sold at par. The contractual maturity for the $4.8 million security outstanding at August 30, 2014 was 26 years. The Company’s other debt securities include primarily municipal bonds and have weighted average maturities of less than one year.

Proceeds from sales of investment securities available-for-sale during fiscal 2014 were $93.7 million, as compared to $45.7 million in fiscal 2013 and $334.9 million in fiscal 2012. No material gains or losses were realized on those sales for fiscal 2014, fiscal 2013, and fiscal 2012.

The Company also holds investments in mutual funds in connection with a deferred compensation plan for certain key management employees. These investments are classified as trading securities and are included, at fair value, in other assets on the Consolidated Balance Sheets. The Company records an offsetting deferred compensation liability in Other Liabilities. The fair value of the deferred compensation plan assets was $19.7 million as of the end of fiscal 2014 and $20.0 million as of the end of fiscal 2013. See Note 12 below for more information on the deferred compensation plan.

5.              Prepayments and other current assets:

Prepayments and Other Current Assets consisted of the following at the end of fiscal 2014 and fiscal 2013:

(in thousands)	August 30, 2014	August 31, 2013
Vendor accounts receivable (net)	$52,255	$70,579
Prepaid rent	50,570	45,684
Other(1)	78,955	45,289
Total prepayments and other current assets	$181,780	$161,552

(1)   Other current assets consist primarily of accrued interest receivable, short-term insurance assets, non-vendor receivables, prepaid supplies, prepaid advertising, and other prepaid expenses.

The Company performed an evaluation and recorded an allowance for doubtful accounts on all accounts receivable balances. The allowance for doubtful accounts was not material to the financial statements in fiscal 2014, fiscal 2013, or fiscal 2012.

6.              Property and equipment:

Property and equipment is recorded at cost and consisted of the following at the end of fiscal 2014 and fiscal 2013:

(in thousands)	August 30, 2014	August 31, 2013
Buildings and building improvements	$521,805	$567,133
Furniture, fixtures, and equipment	2,170,436	1,949,873
Transportation equipment	105,839	93,963
Leasehold improvements	594,338	552,218
Construction in progress	87,499	131,793
	3,479,917	3,294,980
Less: accumulated depreciation and amortization	1,859,988	1,665,452
	1,619,929	1,629,528
Land	68,284	103,016
Property and equipment, net	$1,688,213	$1,732,544

Depreciation expense was $265.3 million, $238.9 million, and $204.5 million for fiscal 2014, fiscal 2013, and fiscal 2012, respectively. The increase in gross property and equipment, before depreciation, is not commensurate with capital expenditures as a result of the impairment recorded for 377 underperforming stores closed as part of the Company’s strategic initiatives in fiscal 2014 and as a result of the significant amount of assets sold during the year under sale-leaseback transactions. Refer to Note 2 for further discussion of the store closure initiative and related impairment charges and to Note 8 for additional information on sale-leaseback transactions.

7.              Current and long-term debt:

Current and long-term debt consisted of the following at the end of fiscal 2014 and fiscal 2013:

(in thousands)	August 30, 2014	August 31, 2013
5.24% Notes due September 27, 2015	$32,400	$48,600
5.41% Notes due September 27, 2015	169,000	169,000
5.00% Notes due February 1, 2021	299,026	298,875
Total long-term debt	500,426	516,475
Less: Current portion of long-term debt	16,200	16,200
Long-term portion of long-term debt	$484,226	$500,275

On January 28, 2011, the Company issued $300 million of 5.00% unsecured senior notes due February 1, 2021 (the “2021 Notes”), through a public offering. The Company’s proceeds were approximately $298.5 million, net of an issuance discount of $1.5 million. In addition, the Company incurred issuance costs of approximately $3.3 million. Both the discount and issuance costs are being amortized to interest expense over the term of the 2021 Notes. Interest on the 2021 Notes is payable semiannually in arrears on February 1 and August 1 of each year, commencing on August 1, 2011. The 2021 Notes rank pari passu in right of payment with the Company’s other unsecured senior indebtedness and will be senior in right of payment to any subordinated indebtedness. The Company may redeem the 2021 Notes in whole at any time or in part from time to time, at the option of the Company, subject to a make- whole premium. In addition, upon the occurrence of certain change of control triggering events, the Company may be required to repurchase the 2021 Notes, at a price equal to 101% of their principal amount, plus accrued and unpaid interest to the date of repurchase.

On September 27, 2005, the Company obtained $250 million through a private placement of unsecured senior notes due September 27, 2015 (the “2015 Notes”), to a group of institutional accredited investors. The 2015 Notes were issued in two tranches at par and rank pari passu in right of payment with the Company’s other unsecured senior indebtedness. The first tranche has an aggregate principal amount of $169 million, is payable in a single installment on September 27, 2015, and bears interest at a rate of 5.41% per annum from the date of issuance. The second tranche has an aggregate principal amount of $81 million, matures on September 27, 2015, with amortization which commenced on September 27, 2011, and bears interest at a rate of 5.24% per annum from the date of issuance. The second tranche had a required principal payment of $16.2 million on September 27, 2011, and on each September 27 thereafter to and including September 27, 2015. The Company has made all required principal payments from September 2011 through September 2014. Interest on the 2015 Notes is payable semiannually in arrears on March 27 and September 27 of each year. The 2015 Notes contain certain restrictive financial covenants, which include a consolidated debt to consolidated total capitalization ratio, a fixed charge coverage ratio, and a priority debt to consolidated net worth ratio. As of August 30, 2014, the Company was in compliance with all such covenants.

On November 17, 2010, the Company amended the 2015 Notes to remove the subsidiary co-borrower and all subsidiary guarantors.

Credit facilities

On November 13, 2013, the Company entered into a five-year unsecured revolving credit facility with a syndicate of lenders for borrowings of up to $600 million. The credit facility matures on November 13, 2018, and provides for two, one-year extensions that require lender consent. Any borrowings under the credit facility accrue interest at a variable rate based on short-term market interest rates.

On November 13, 2013, the Company entered into a four-year unsecured revolving credit facility with a syndicate of lenders for borrowings of up to $300 million. The credit facility matures on November 13, 2017, and provides for two, one-year extensions that require lender consent. Any borrowings under the credit facility accrue interest at a variable rate based on short-term market interest rates.

The revolving credit facilities provide the Company the capacity to borrow up to $900 million, less standby letters of credit needed for collateral for its insurance program of $18.7 million as of August 30, 2014. The prior unsecured revolving credit facilities provided the Company the capacity to borrow up to $700 million, less standby letters of credit needed for collateral for its insurance program of $18.8 million as of August 31, 2013.

The Company had no short-term borrowings outstanding under its unsecured revolving credit facilities as of August 30, 2014 or as of August 31, 2013. During fiscal 2014, the Company had no net borrowings and had an average daily outstanding balance of $214.8 million at a weighted-average interest rate of 1.4% under its unsecured revolving credit facilities. This compares to net repayments of $15.0 million and an average daily outstanding balance of $141.5 million at a weighted-average interest rate of 1.5% under the Company’s unsecured revolving credit facilities during fiscal 2013.

The Company’s unsecured revolving credit facilities contain certain restrictive financial covenants, which include a consolidated debt to consolidated capitalization ratio, a fixed charge coverage ratio, and a priority debt to consolidated net worth ratio. As of August 30, 2014, the Company was in compliance with all such covenants.

8.              Build-to-suit and sale-leaseback transactions

The Company uses build-to-suit and sale-leaseback transactions to construct and lease new stores. In a build-to-suit transaction, an unrelated third-party funds the new store construction and owns the property throughout and upon completion of construction. In a sale-leaseback transaction, the Company funds the new store construction and owns the property throughout and upon completion of construction with the intent to sell the property. Upon completion of the stores’ construction in build-to-suit transactions and concurrent with the sale of stores in sale-leaseback transactions, the Company enters into agreements to lease the properties over an initial term of 15 years, with four, five-year fixed renewal options. The Company evaluates each store individually upon certain events during the life of the lease, including individual renewal options. The Company classifies these leases as operating leases, actively uses the leased properties, and considers the leases as normal sale-leasebacks.

During fiscal 2014, the Company completed 356 build-to-suit transactions to support new store growth. Additionally, the Company completed sale-leaseback transactions under which it sold 159 stores to unrelated third-parties for net proceeds of approximately $194.8 million during fiscal 2014. Upon closing of the transactions, the Company realized a gain on the sale of the stores of $28.4 million, of which $1.1 million was recognized immediately and approximately $27.3 million was deferred and will amortize over the initial lease term.

During fiscal 2013, the Company completed 230 build-to-suit transactions. Additionally, the Company completed sale-leaseback transactions under which it sold 256 stores and 29 parcels of land to unrelated third-parties for net proceeds of approximately $345.2 million. Upon closing of the transactions, the Company realized a gain on the sale of the stores of $84.7 million, of which approximately $2.4 million was recognized immediately and approximately $82.3 million was deferred and will amortize over the initial lease term.

9.              Accrued liabilities:

Accrued liabilities consisted of the following at the end of fiscal 2014 and fiscal 2013:

(in thousands)	August 30, 2014	August 31, 2013
Compensation	$89,001	$101,199
Taxes other than income taxes	86,307	95,825
Liabilities for workers’ compensation, general, and auto	52,575	52,229
Lease obligations on closed stores—restructuring	13,327	—
Merger fees accrual	9,115	—
Other(1)	84,729	86,601
Total accrued liabilities	$335,054	$335,854

(1)   Other accrued liabilities consist primarily of certain store rental accruals, current portion of deferred gain on sale-leaseback transactions, medical accruals, accrued interest, and litigation accruals.

10.       Other liabilities:

Other liabilities consisted of the following at the end of fiscal 2014 and fiscal 2013:

(in thousands)	August 30, 2014	August 31, 2013
Liabilities for workers’ compensation, general, and auto	$172,327	$179,930
Deferred rent	73,036	63,813
Lease obligations on closed stores—restructuring	30,362	—
Other(1)	40,657	45,451
Total other liabilities	$316,382	$289,194

(1)         Other liabilities consist primarily of income taxes and deferred compensation.

11.       Income taxes:

The provisions for income taxes in fiscal 2014, fiscal 2013 and fiscal 2012 were as follows:

(in thousands)	52 weeks ended August 30, 2014	53 weeks ended August 31, 2013	52 weeks ended August 25, 2012
Current:
Federal	$141,274	$216,077	$228,245
State	10,460	24,927	36,709
Foreign	641	2,425	1,065
	152,375	243,429	266,019
Deferred:
Federal	(13,277)	6,780	(19,648)
State	(847)	(3,087)	(4,673)
Foreign	—	—	—
	(14,124)	3,693	(24,321)
Total income taxes	$138,251	$247,122	$241,698

The following table summarizes the components of income tax expense in fiscal 2014, fiscal 2013 and fiscal 2012:

	52 weeks ended August 30, 2014		53 weeks ended August 31, 2013		52 weeks ended August 25, 2012
(in thousands)	Income tax expense	% of pre-tax income	Income tax expense	% of pre-tax income	Income tax expense	% of pre-tax income
Computed federal income tax	$147,964	35.0%	$241,744	35.0%	$232,378	35.0%
State income taxes, net of federal income tax benefit	7,132	1.7	19,765	2.9	17,893	2.7
Tax credits	(10,805)	(2.6)	(12,281)	(1.8)	(9,810)	(1.5)
Foreign rate differences	(21,609)	(5.1)	(5,290)	(0.8)	(2,379)	(0.4)
Uncertain tax positions	(1,820)	(0.4)	6,783	1.0	2,493	0.4
Valuation allowance	3,046	0.7	(247)	—	1,732	0.3
Foreign income subject to U.S. tax	15,262	3.6	2,622	0.4	1,351	0.2
Other	(919)	(0.2)	(5,974)	(0.9)	(1,960)	(0.3)
Actual income tax expense	$138,251	32.7%	$247,122	35.8%	$241,698	36.4%

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities as of the end of fiscal 2014 and the end of fiscal 2013, were as follows:

(in thousands)	August 30, 2014	August 31, 2013
Deferred income tax liabilities:
Excess of book over tax basis of property and equipment	$97,710	$101,865
Deferred income tax assets:
Excess of tax over book basis of inventories	$14,073	$25,436
Nondeductible accruals for:
Insurance	8,820	10,824
Compensation	34,303	37,580
Net Operating Losses	9,696	6,266
Deferred rent	27,893	24,398
Litigation charge	2,702	1,789
Restructuring charges	28,849	—
Other	10,430	12,547
Deferred income tax assets, gross	136,766	118,840
Less: valuation allowance	(8,052)	(5,483)
Deferred tax assets, net of valuation allowance	$128,714	$113,357

The Company had state net operating loss carryforwards of $175.5 million as of August 30, 2014, and $145.4 million as of August 31, 2013, in various states. These carryforwards expire at different intervals up to fiscal year 2034. Management considers all available evidence in determining the likelihood that a deferred tax asset will not be realized. As a result, the Company increased the valuation allowances related to these state loss carryforwards. In regard to the pending merger with Dollar Tree, the Company does not believe there will be any material limitations on net operating losses.

The Company classifies accrued interest expense and penalties related to uncertain tax positions as a component of income tax expense. Interest and penalties reduced income tax expense by $1.0 million in fiscal 2014, increased income tax expense by $1.4 million in fiscal 2013, and reduced income tax expense by $0.6 million in fiscal 2012. The decrease in fiscal 2014 relates to changes in uncertain tax positions, as compared to changes in uncertain tax positions recorded during fiscal 2013 and decreases in uncertain tax positions recorded during fiscal 2012.

As of August 30, 2014, the Company had a liability related to uncertain tax positions of $24.7 million, including a gross unrecognized tax benefit of $19.8 million and accrued interest and penalties of $4.9 million. The related non-current deferred tax asset balance was $5.6 million as of August 30, 2014. If the Company were to prevail on all unrecognized tax benefits recorded, approximately $19.1 million of unrecognized tax benefits, including penalties and tax effected interest of $4.9 million, would result in income tax benefits in the income statement of a future period. A reconciliation of the beginning and ending amount of total unrecognized tax benefits is as follows:

(in thousands)	Unrecognized tax benefit	Interest and penalties	Total
Balance at August 27, 2011	$20,194	$6,077	$26,271
Increases related to prior year tax positions	1,147	1,668	2,815
Decreases related to prior year tax positions	(3,892)	(1,427)	(5,319)
Increases related to current year tax positions	4,879	442	5,321
Settlements during the period	(3,586)	(1,350)	(4,936)
Lapse of statute of limitations	(1,229)	(549)	(1,778)
Balance at August 25, 2012	$17,513	$4,861	$22,374
Increases related to prior year tax positions	877	999	1,876
Decreases related to prior year tax positions	(997)	(11)	(1,008)
Increases related to current year tax positions	11,012	1,752	12,764
Settlements during the period	(2,962)	(1,064)	(4,026)
Lapse of statute of limitations	(1,340)	(477)	(1,817)
Balance at August 31, 2013	$24,103	$6,060	$30,163
Increases related to prior year tax positions	753	1,334	2,087
Decreases related to prior year tax positions	(3,327)	(209)	(3,536)
Increases related to current year tax positions	2,864	618	3,482
Settlements during the period	(1,138)	(802)	(1,940)
Lapse of statute of limitations	(3,427)	(2,100)	(5,527)
Balance at August 30, 2014	$19,828	$4,901	$24,729

The Company is subject to U.S. federal income tax as well as income tax in multiple foreign, state, and local jurisdictions. As of August 30, 2014, the Company was subject to U.S. federal tax and foreign examinations for fiscal years ending subsequent to 2010. With few exceptions, the Company is subject to state and local income tax examinations for fiscal years ending subsequent to 2010.

The amount of future unrecognized tax positions may be reduced because the statute of limitations has expired or the tax position is resolved with the taxing authority. It is reasonably possible that during the next 12 months the unrecognized tax benefit may be reduced by a range of zero to $4.8 million due to settlements of audits by taxing authorities. Such unrecognized tax benefits relate primarily to state tax positions.

As of August 30, 2014, the Company has not provided tax on its cumulative undistributed earnings of foreign subsidiaries of approximately $35.4 million, because it is the Company’s intention to reinvest these earnings indefinitely. The calculation of the unrecognized deferred tax liability related to these earnings is complex and the calculation is not practicable. If earnings were distributed, the Company would be subject to U.S. taxes and withholding taxes payable to various foreign governments. Based on the facts and circumstances at that time, the Company would determine whether a credit for foreign taxes already paid would be available to reduce or offset the U.S. tax liability. The Company anticipates the earnings of foreign subsidiaries will not be repatriated.

12.       Employee benefit plans:

Incentive compensation plan

The Company has an incentive profit-sharing plan which allows for payments to certain employees and officers at an aggregate annual amount not to exceed 7% of the Company’s consolidated income before income taxes and certain incentive compensation. Expenses under the profit-sharing plan were zero in fiscal 2014, $9.4 million in fiscal 2013, and $12.3 million in fiscal 2012.

Compensation deferral plans

The Company has a voluntary compensation deferral plan, under Section 401(k) of the Internal Revenue Code, available to eligible employees. At the discretion of the Board of Directors, the Company makes contributions to the plan which are allocated to participants, and in which they become vested, in accordance with formulas and schedules defined by the plan. In fiscal 2013, the Company increased its match to up to 2.5% of participants’ eligible compensation and in the fourth quarter of fiscal 2014, the Company increased its match to up to 4.0% of participant’s eligible compensation. Company expenses for contributions to the plan were $8.0 million in fiscal 2014, $6.2 million in fiscal 2013, and $3.2 million in fiscal 2012, and are included in Selling General and Administrative expenses on the Consolidated Statements of Income.

The Company has a deferred compensation plan to provide certain key management employees the ability to defer a portion of their base compensation and bonuses. The plan is an unfunded nonqualified plan. The deferred amounts and earnings thereon are payable to participants, or designated beneficiaries, at either specified future dates, or upon separation from service or death. The Company does not make contributions to this plan or guarantee earnings.

13.       Commitments and contingencies:

Operating leases and other contractual obligations

The majority of the rental expense incurred by the Company relates to its stores and the majority of its stores are leased under agreements that generally have an initial term between five and fifteen years and provide for fixed rentals. Additionally, most of the Company’s leases require additional payments based upon a percentage of sales, property taxes, insurance premiums, or common area maintenance charges. Rental expenses on all operating leases, both cancelable and non-cancelable, for fiscal 2014, fiscal 2013 and fiscal 2012 were as follows:

(in thousands)	52 weeks ended August 30, 2014	53 weeks ended August 31, 2013	52 weeks ended August 25, 2012
Minimum rentals, net of sublease rentals(1)	$626,044	$555,107	$481,871
Contingent rentals	7,167	9,057	8,468
Total	$633,211	$564,164	$490,339

(1)   Minimum rentals, net of sublease rentals have increased in fiscal 2014 and fiscal 2013 primarily as a result of the new stores opened during fiscal 2014 and fiscal 2013 and new leases as a result of stores opened under build-to-suit and sale-leaseback transactions.

Aggregate minimum annual rentals under operating leases as of August 30, 2014 are as follows:

(in thousands)	Minimum rentals
Fiscal 2015	$589,846
Fiscal 2016	553,859
Fiscal 2017	510,208
Fiscal 2018	460,031
Fiscal 2019	406,167
Thereafter	1,718,767
Total minimum rentals	$4,238,878

In addition to the minimum and contingent rentals shown above, the Company has obligations related to merchandise letters of credit, construction obligations, and minimum royalty payments. Merchandise letters of credit represent obligations due within the next year to suppliers for merchandise the Company has agreed to purchase. Construction obligations relate primarily to amounts due to developers for new store construction projects, which have yet to be completed. Minimum royalty payments are related to an exclusive agreement to sell certain branded merchandise. At the end of fiscal 2014, these additional obligations were $67.5 million, $41.5 million, and $0.7 million, respectively, and are payable in fiscal 2015.

Additionally, the Company has outstanding standby letters of credit (which are primarily renewed on an annual basis), of which the majority are used as surety for future premium and deductible payments to the Company’s workers’ compensation and general liability insurance carrier. The following table shows the Company’s other commercial commitments as of August 30, 2014:

(in thousands)	Total amounts committed
Standby letters of credit	$48,695
Surety bonds	49,256
Total	$97,951

Pending merger commitments

The Dollar Tree merger agreement contains provisions that in the event of termination of the Dollar Tree merger agreement, Family Dollar may be required to pay to Dollar Tree its out-of-pocket expenses, not to exceed $90 million, if the merger agreement is terminated by either Dollar Tree or Family Dollar because Family Dollar fails to obtain the required stockholder approval at the Family Dollar stockholders’ meeting (as it may be adjourned or postponed). In addition, Family Dollar may be required to pay a termination fee of $305 million, less any payment paid in respect of Dollar Tree’s out-of-pocket expenses, under certain circumstances, including a change in the recommendation of the board of directors of Family Dollar or termination of the Dollar Tree merger agreement by Family Dollar to enter into an agreement for a “Company Superior Proposal” (as defined in the Dollar Tree merger agreement). As of August 30, 2014, no amount has been recorded in our Consolidated Financial Statements related to these provisions.

Litigation

The Company is engaged in a number of legal proceedings. The matters or groups of related matters discussed below, if decided adversely to the Company, or settled by the Company, individually or in the aggregate, may result in liability material to the Company’s Consolidated Financial Statements.

North Carolina multi-district misclassification litigation

Since 2001, the Company has been involved in a series of cases in which certain store managers (“Store Managers”) have alleged they were improperly classified as exempt employees under the Fair Labor Standards Act (“FLSA”). Current and former Store Managers have filed lawsuits alleging the Company violated the FLSA and/or similar state laws, by classifying them as “exempt” employees who are not entitled to overtime compensation. The majority of the complaints also request recovery of overtime pay, liquidated damages, attorneys’ fees, and court costs.

In April 2008, a Multi-District Litigation forum (“MDL”) was created in the Western District of North Carolina, Charlotte Division (“NC Federal Court”) to handle cases alleging FLSA violations against the Company. The first two of the MDL cases were Grace v. Family Dollar Stores, Inc. and Ward v. Family Dollar Stores, Inc., filed in May 2004 and June 2006, respectively. In each of these cases, the court entered orders finding the plaintiffs were not similarly situated and, therefore, neither nationwide notice nor collective treatment under the FLSA was appropriate. Since that time, the NC Federal Court has granted 60 summary judgments ruling Store Managers are properly classified as exempt from overtime.

Presently, there are a total of 10 named plaintiffs and/or opt-ins in the remaining cases in the MDL, for which the NC Federal Court has not decided the class certification or summary judgment issue. The Company cannot reasonably estimate the possible loss or range of loss that may result from these cases.

Wage and hour class action litigation

The Company is currently a defendant in four additional class action lawsuits in four states alleging Store Managers should be classified as non-exempt employees under various state laws. The plaintiffs in these cases seek recovery of overtime pay, liquidated damages, attorneys’ fees, and court costs.

•                  Farley, et al. v. Family Dollar Stores of Colorado, Inc., was filed in the United States District Court for the District of Colorado on February 7, 2012, seeking unpaid overtime compensation for a class of current and former Colorado Store Managers. On March 21, 2013, the Court granted the plaintiff’s motion for class certification. Class notice was issued in June 2013 and class discovery concluded in January 2014. In May 2014, the parties preliminarily agreed to resolve the litigation for an amount not material to the Consolidated Financial Statements. On July 21, 2014, the Court granted preliminary approval of the settlement. The Court held the final approval hearing on October 24, 2014, and the parties currently await the Court’s decision.

•                  Hegab v. Family Dollar Stores, Inc., was filed in the United States District Court for the District of New Jersey on March 3, 2011. The plaintiff is seeking unpaid overtime for himself and allegedly similarly situated current and former Store Managers under New Jersey law. The matter was administratively dismissed without prejudice. At the time of dismissal, no class had been certified. On January 14, 2014, the parties preliminarily agreed to resolve the litigation on a claims-made basis for an amount not material to the Consolidated Financial Statements. On June 6, 2014, the parties filed a Joint Motion for Preliminary Approval of the settlement with the Court. The Court preliminarily approved the settlement on October 3, 2014.

•                  Itterly v. Family Dollar Stores of Pennsylvania, Inc., which was formerly pending in the NC Federal Court, was remanded back to the United States District Court for the Eastern District of Pennsylvania on February 8, 2012. The plaintiffs are seeking unpaid overtime for a class of current and former Pennsylvania Store Managers whom the plaintiffs claim are not properly classified as exempt from overtime pay under Pennsylvania law. Discovery closed in June 2012. In August 2013, the Company filed summary judgment requesting the Court rule that Itterly was properly classified as exempt from overtime. The District Court granted the Company’s motion on January 30, 2014, and the case is now dismissed. On February 1, 2014, the plaintiffs filed a Notice of Appeal with the Third Circuit Court of Appeals. On August 26, 2014, Plaintiff filed his appellant brief. The Company filed its appellee brief on October 14, 2014.

•                  Premo v. Family Dollar Stores of Massachusetts, Inc., was filed in Worcester County Superior Court in the State of Massachusetts for alleged violations of the Massachusetts overtime law on April 26, 2013. The plaintiffs are seeking unpaid overtime for a class of current and former Massachusetts Store Managers whom plaintiffs claim are not properly classified as exempt from overtime under Massachusetts law. The Company removed the case to federal district court in Massachusetts on May 28, 2013. The plaintiffs challenged the removal to federal court. On March 28, 2014, the court remanded the claim back to state court. On April 7, 2014, the Company filed an interlocutory petition for appellate relief from the remand decision to the United States Court of Appeals for the 1st Circuit and awaits the appellate court’s ruling. In the interim, the Company filed its answer to the lawsuit on May 13, 2014. The Company currently awaits the Court’s ruling on its motion.

Considering, among other factors, that the Company has obtained multiple decisions ruling its Store Managers are properly classified as exempt from overtime, the Company cannot reasonably estimate the possible loss or range of loss that may result from these cases, except for Hegab and Farley, which are subject to preliminary settlements.

Gender pay litigation

Luanna Scott, et al. v. Family Dollar Stores, Inc.

On October 14, 2008, a complaint was filed in the U.S. District Court in Birmingham, Alabama captioned Scott, et al. v. Family Dollar Stores, Inc. alleging discriminatory pay practices with respect to the Company’s female Store Managers. This case was pled as a putative class action or collective action under applicable statutes on behalf of all Family Dollar female Store Managers. The plaintiffs seek recovery of back pay, compensatory and punitive money damages, recovery of attorneys’ fees, and equitable relief. The case was transferred to the United States District Court for the Western District of North Carolina in November 2008.

Presently, there are 48 named plaintiffs in the Scott case. On January 13, 2012, the trial court granted the Company’s Motion to Strike the class allegations asserted in the complaint based in part upon the United States Supreme Court’s ruling in Dukes v. Wal-Mart. The plaintiffs filed an appeal of the Court’s dismissal of the class allegations to the United States Court of Appeals for the Fourth Circuit. On October 16, 2013, the Fourth Circuit Court of Appeals partially reversed the trial court’s ruling. While the Fourth Circuit agreed the original Complaint should not proceed as a class action, it remanded the case and instructed the trial court to allow the amendment of the complaint, and then consider, based upon the amended complaint, whether the case should proceed as a class action. On November 14, 2013, the Fourth Circuit denied further en banc review of the decision. On January 24, 2014, the Company filed a Petition for Writ of Certiorari to the United States Supreme Court. On June 30, 2014 the United States Supreme Court denied further review of the Fourth Circuit’s decision. The case is now back with the district court. On September 8, 2014, the district court entered a new Pretrial Order and Scheduling Plan and the parties will proceed with limited discovery pursuant to those Orders.

The Company has tendered the matter to its Employment Practices Liability Insurance (“EPLI”) carrier for coverage under its EPLI policy. At this time, the Company expects the EPLI carrier will participate in any resolution of the case. The Company has exceeded its insurance retention and expects any additional legal fees and settlements will be paid by the EPLI carrier. No reserve is appropriate due to the status of the case.

Shareholder litigation

Three putative class action lawsuits have been filed against Family Dollar, its directors, Dollar Tree and merger sub in the Delaware Court of Chancery: Shiva Y. Stein v. Family Dollar Stores, Inc., et al., C.A. No. 9985, filed on July 31, 2014, Darrell Wickert v. Family Dollar Stores, Inc., et al., C.A. No. 10025, filed on August 11, 2014, and Stuart Friedman v. Family Dollar Stores, Inc., et al., C.A. No. 10080, filed on September 3, 2014. On August 26, 2014, the Stein and Wickert actions were consolidated under the caption In re Family Dollar Stores, Inc. Stockholder, Litig., C.A. No. 9985-CB. On September 11, 2014, all three actions were consolidated under the caption In re Family Dollar Stores, Inc. Stockholder Litig., C.A. No. 9985-CB.

Each of the three actions has been brought on behalf of a putative class of Family Dollar’s stockholders, and each alleges generally that the members of the Family Dollar board breached their fiduciary duties in connection with the merger by, among other things, carrying out a process that the plaintiff alleges did not ensure adequate and fair consideration to Family Dollar’s stockholders. The plaintiffs further allege that Family Dollar and Dollar Tree aided and abetted the individual defendants’ breaches of their fiduciary duties. The plaintiffs seek equitable relief to enjoin consummation of the merger, rescission of the merger and/or rescissory damages, and attorneys’ fees and costs.

On August 28, 2014, the plaintiffs in the consolidated action filed motions for expedited proceedings and for a preliminary injunction enjoining the acquisition. On September 3, 2014, the plaintiffs in the consolidated action filed a motion for a temporary restraining order to require Family Dollar to terminate its rights agreement and to direct the Family Dollar board to deem the terms of Dollar General’s proposal sufficient to warrant entering into negotiations with Dollar General under the terms of the Dollar Tree merger agreement. At a hearing on September 10, 2014, the Delaware Court of Chancery concluded that the temporary restraining order application did not merit scheduling a hearing to consider such relief, and declined to do so. At the same hearing, the Delaware Court of Chancery declined to then schedule a hearing on the plaintiffs’ motion for a preliminary injunction, directed the parties to commence document discovery and denied the plaintiffs’ request to commence the taking of depositions. The Company believes these lawsuits are without merit and intends to vigorously defend the claims in these actions. Due to the preliminary status, the Company cannot reasonably estimate the possible loss or range of loss that may result from these lawsuits.

Other litigation

Winn-Dixie Stores, Inc., et al. v. Family Dollar Stores of Florida, Inc.

On March 5, 2014, the Company was served with a lawsuit entitled Winn-Dixie Stores, Inc., et al. v. Family Dollar Stores of Florida, Inc. in the Circuit Court for the Eleventh Judicial Circuit, in and for Miami-Dade County, Florida (the “Circuit Court”). In this lawsuit, Winn-Dixie Stores, Inc. (“Winn-Dixie”) alleges that 57 Family Dollar stores are currently, or have previously been, co-located in a shopping center with a Winn-Dixie store and are violating, or have violated, certain restrictive covenants Winn-Dixie contends are binding on the occupants of the shopping centers. Winn-Dixie seeks damages and injunctive relief limiting the sale of food and other items sold in the Company’s stores at issue in the lawsuit.

This case follows similar actions brought by Winn-Dixie against Dollar General Corporation, Dollar Tree, Inc., and Big Lots, Inc. The case against the Company is in the initial stages of litigation and the Company is evaluating Winn-Dixie’s claims. The Company previously filed and prevailed on a Motion to Dismiss Winn-Dixie’s Amended Complaint. Winn-Dixie filed a Second Amended Complaint on September 12, 2014. The Company is in the process of evaluating the Second Amended Complaint. Winn-Dixie has also filed a Motion for Temporary Injunction seeking to limit the Company’s sale of food and other items in the stores at issue. The Circuit Court has not set a hearing date for the Motion for Temporary Injunction.

This case has been assigned a trial date of January 4, 2016. Due to the preliminary status, the Company cannot reasonably estimate the possible loss or range of loss that may result from this case.

Reginald Moore, et al. v. Family Dollar Stores, Inc.

On August 13, 2014, the Company was served with a putative class action petition entitled Reginald Moore, et al. v. Family Dollar Stores, Inc. in the Circuit Court of the City of St. Louis, Missouri. Mr. Moore contends that he, and others similarly situated, received SMS text message advertisements from the Company, without providing express written consent in violation of the Telephone Consumer Protection Act (“TCPA”). Mr. Moore has requested that the court enter an order certifying the action as a class action, and appointing him as representative of the class. Mr. Moore further seeks judgment in favor of himself, and the proposed class, for all damages available under the TCPA, including statutory damages of $500 per violation, or $1,500 per violation if the Company willfully violated the TCPA.

A Notice of Removal was filed on September 9, 2014, along with a Disclosure of Corporate Interest to remove the case from the Circuit Court of the City of St. Louis, Missouri, to the United States District Court for the Eastern District of Missouri, Eastern Division.

The case against the Company is in the initial stages of litigation and the Company is working to evaluate the allegations contained in the class action petition. Due to the preliminary status, the Company cannot reasonably estimate the possible loss or range of loss that may result from this case.

Other matters

The Company is involved in numerous other legal proceedings and claims incidental to its business, including litigation related to alleged failures to comply with various state and federal employment laws, some of which are, or may be pled as class or collective actions, and litigation related to alleged personal or property injury damage, as to which the Company carries insurance coverage and/or has established accrued liabilities as set forth in the Company’s Consolidated Financial Statements. While the ultimate outcome cannot be determined, the Company currently believes these proceedings and claims, both individually and in the aggregate, are not expected to have a material impact on the Company’s Consolidated Financial Statements. However, the outcome of any litigation is inherently uncertain and, if decided adversely to the Company, or, if the Company determines settlement of such actions is appropriate, the Company may be subject to liability material to the Company’s Consolidated Financial Statements.

14.       Stock-based compensation:

The Family Dollar Stores, Inc. 2006 Incentive Plan (the “2006 Plan”) permits the granting of a variety of compensatory award types. The Company currently grants non-qualified stock options and performance share rights under the 2006 Plan. Shares issued related to stock options and performance share rights represent new issuances of common stock. A total of 10.2 million common shares are reserved and available for issuance under the 2006 Plan, plus any shares awarded under the Company’s previous plan (1989 Non-Qualified Stock Option Plan) that expired or were canceled or forfeited after the adoption of the 2006 Plan. As of August 30, 2014, there were 8.2 million shares remaining available for grant under the 2006

Plan. The Company also issues shares under the 2006 Plan in connection with director compensation. These shares are currently issued out of treasury stock and are not material.

The Company’s results for fiscal 2014, fiscal 2013, and fiscal 2012 include stock-based compensation expense of $15.4 million, $16.3 million, and $15.9 million, respectively. These amounts are included within Selling, general and administrative expenses on the Consolidated Statements of Income. Tax benefits recognized in fiscal 2014, fiscal 2013, and fiscal 2012 for stock- based compensation totaled $5.9 million, $6.2 million, and $5.9 million, respectively.

Stock options

The Company grants stock options to key employees at prices not less than the fair market value of the Company’s common stock on the grant date. The Company’s practice for a number of years has been to make a single annual grant to all employees participating in the stock option program and generally to make other grants only in connection with employment or promotions. Options expire five years from the grant date and are exercisable to the extent of 40% after the second anniversary of the grant and an additional 30% at each of the following two anniversary dates on a cumulative basis. Compensation cost is recognized on a straight-line basis, net of estimated forfeitures, over the requisite service period. The Company uses the Black-Scholes option-pricing model to estimate the grant-date fair value of each option. The fair values of options granted were estimated using the following weighted-average assumptions:

	Years ended
	August 30, 2014	August 31, 2013	August 25, 2012
Expected dividend yield	1.84%	1.41%	1.56%
Expected stock price volatility	27.6%	33.2%	34.50%
Weighted average risk-free interest rate	1.26%	0.58%	0.74%
Expected life of options (years)	4.48	4.39	4.39

The expected dividend yield is based on the projected annual dividend payment per share divided by the stock price on the grant date. Expected stock price volatility is derived from an analysis of the historical and implied volatility of the Company’s publicly traded stock. The risk-free interest rate is based on the U.S. Treasury rates on the grant date with maturity dates approximating the expected life of the option on the grant date. The expected life of the options is based on an analysis of historical and expected future exercise behavior, as well as certain demographic characteristics. These assumptions are evaluated and revised for future grants, as necessary, to reflect market conditions and experience. There were no significant changes made to the methodology used to determine the assumptions during fiscal 2014. The weighted- average grant-date fair value of stock options granted was $13.93 during fiscal 2014, $16.47 during fiscal 2013 and $13.10 during fiscal 2012.

The following table summarizes the transactions under the stock option plans during fiscal 2014:

	Options outstanding (in thousands)	Weighted- average exercise price (in dollars)	Weighted-average remaining contractual life (in years)	Aggregate intrinsic value (in thousands)
Balance at August 31, 2013	1,664	$50.71
Granted	684	68.66
Exercised	(523)	36.61
Forfeited	(251)	62.19
Expired	(2)	29.37
Balance at August 30, 2014	1,572	$61.38	3.01	$28,999
Exercisable at August 30, 2014	203	$46.64	1.40	$6,733

The total intrinsic value of stock options exercised was $16.9 million during fiscal 2014, $30.2 million during fiscal 2013, and $28.7 million during fiscal 2012. As of August 30, 2014, there was approximately $11.0 million of unrecognized compensation cost related to outstanding stock options. The unrecognized compensation cost will be recognized over a weighted- average period of 2.6 years.

Performance share rights

The Company grants performance share rights to key employees on an annual basis and in connection with employment or promotion. Performance share rights give employees the right to receive shares of the Company’s common stock at a future date based on the Company’s performance relative to a peer group. Performance is measured based on two pre-tax metrics: Return on Equity and Income Growth. The Leadership Development and Compensation Committee of the Board of Directors establishes the peer group and performance metrics. The performance share rights vest at the end of the performance period (generally 3 years) and the shares are issued shortly thereafter. The actual number of shares issued can range from 0% to 200% of the employee’s target award depending on the Company’s performance relative to the peer group.

The Company’s performance share rights have a service condition and performance condition. The service condition is an explicit requisite service period that is known at grant date and is generally three years. The performance condition is the Company’s performance against its peer group. In accordance with ASC 718, the Company values the performance share rights at the grant date based on the most probable outcome of payout and the most probable outcome is re-evaluated in each reporting period. As a result, the Company adjusts compensation cost throughout the term of the award to reflect its estimate of the most probable payout of shares. Upon vesting, the appropriate number of shares are issued and compensation cost reflects the total grant date fair value of those shares.

The following table summarizes the transactions under the performance share rights program during fiscal 2014:

(in thousands, except per share amounts)	Performance share rights outstanding	Weighted average grant-date fair value
Nonvested—August 31, 2013	421	$54.26
Granted	209	65.08
Vested	(179)	46.84
Cancellations	(77)	58.43
Adjustments	44	N/A
Nonvested—August 30, 2014	418	$61.01

The grant-date fair value of the performance share rights is based on the stock price on the grant date. The weighted-average grant-date fair value of performance share rights granted was $65.08 during fiscal 2014, $64.34 during fiscal 2013, and $52.42 during fiscal 2012. Compensation cost is recognized on a straight-line basis, net of estimated forfeitures, over the requisite service period and adjusted quarterly to reflect the ultimate number of shares expected to be issued. The performance adjustments of performance share rights outstanding in the table above represent the performance adjustment for shares vested during the period. The total fair value of performance share rights vested was $12.8 million during fiscal 2014, $16.4 million during fiscal 2013, and $22.4 million during fiscal 2012. As of August 30, 2014, there was approximately $10.8 million of unrecognized compensation cost related to outstanding performance share rights, based on the Company’s most recent performance analysis. The unrecognized compensation cost will be recognized over a weighted-average period of 1.5 years.

15.       Shareholders’ equity:

Stock repurchases

During fiscal 2014, the Company purchased a total of 1.8 million shares of its common stock at a cost of $125.0 million. All shares are purchased pursuant to share repurchase authorizations approved by the Board of Directors. $70.8 million of the $125.0 million repurchases were from the Board grant announced on September 28, 2011, which depleted this share repurchase authorization. The remaining $54.2 million of repurchases were from the Board grant announced on January 17, 2013. A summary of the share repurchase activity for fiscal 2014 is as follows:

(in thousands) Authorization announced	Authorized amount	Repurchases through fiscal 2013	Repurchases during fiscal 2014	Remaining repurchase authorization
September 28, 2011	$250,000	$179,209	$70,791	$—
January 17, 2013	300,000	—	54,220	245,780
Total	$550,000	$179,209	$125,011	$245,780

During fiscal 2013, the Company purchased a total of 1.2 million shares of its common stock at a cost of $75.0 million, all of which were purchased on the open market.

During fiscal 2012, the Company purchased a total of 3.2 million shares of its common stock at a cost of $191.6 million, all of which were purchased on the open market.

All shares were purchased pursuant to share repurchase authorizations approved by the Board of Directors. On September 28, 2011, the Company announced the Board of Directors authorized the Company to purchase up to $250 million of the Company’s outstanding common stock. This authorization was depleted with shares repurchased during fiscal 2014. On January 17, 2013, the Company announced the Board of Directors authorized the Company to purchase up to an additional $300 million of the Company’s outstanding common stock.

As of August 30, 2014, the Company had $245.8 million remaining under the current share repurchase authorization. There is no expiration date related to the active share repurchase authorization. Shares purchased under the share repurchase authorizations are generally held in treasury or are canceled and returned to the status of authorized but unissued shares.

Retirement of treasury shares

During fiscal 2012, the Company retired 29.4 million shares of its common stock held in treasury. The shares were returned to the status of authorized but unissued shares. As a result, the treasury stock balance decreased by approximately $1.2 billion. As a part of the retirement, the Company reduced its Common Stock, Capital in Excess of Par, and Retained Earnings balances by approximately $2.9 million, $60.1 million, and $1.1 billion, respectively. Refer to Note 1 for the Company’s accounting policy for retirements of treasury shares.

Stockholders’ rights plan

On June 8, 2014, the Company adopted a stockholders’ rights plan whereby the Board of Directors authorized and declared a dividend distribution of one right for each outstanding share of common stock of the Company to the stockholders of record at the close of business on June 19, 2014. The rights are not presently exercisable and remain attached to the shares of common stock until the occurrence of certain triggering events. The rights will expire on June 8, 2015, unless exercised, redeemed or exchanged prior that time. The Board of Directors may terminate the rights plan before the expiration date or extend the expiration date.

Dividends

During fiscal 2014, the Company paid cash dividends of $1.14 per share for a total of $130.1 million. During fiscal 2013, the Company paid cash dividends of $0.94 per share for a total of $108.3 million. During fiscal 2012, the Company paid cash dividends of $0.78 per share for a total of $91.4 million.

16.       Net income per common share:

Basic net income per common share is computed by dividing net income by the weighted average number of shares outstanding during each period. Diluted net income per common share gives effect to all securities representing potential common shares that were dilutive and outstanding during the period. In the calculation of diluted net income per common share, the denominator includes the number of additional common shares that would have been outstanding if the Company’s outstanding dilutive stock options and performance share rights had been exercised, as determined by the treasury stock method.

During the second quarter of fiscal 2014, the Company instituted an Employee Stock Purchase Plan which allows employees to purchase Company shares at a discount. Shares are purchased on a semi-annual basis with the Company’s expense equal to 15% of the closing price on the date of purchase. The share- based payment expense is recognized on a straight-line basis over the six-month offering period. During the fourth quarter of fiscal 2014, a semi-annual share purchase occurred and these shares are included in basic net income per common share. As of August 30, 2014, the incremental potential shares that would be issuable, if the reporting date were the end of the offering period, were not material and were included in diluted net income per common share.

Certain stock options and performance share rights, which have been summarized in the table below, were excluded from the calculation of diluted net income per common share because their effects were antidilutive.

(in thousands)	52 weeks ended August 30, 2014	53 weeks ended August 31, 2013	52 weeks ended August 25, 2012
Antidilutive shares	966	486	291

The following table sets forth the computation of basic and diluted net income per common share:

(in thousands, except per share amounts)	52 weeks ended August 30, 2014	53 weeks ended August 31, 2013	52 weeks ended August 25, 2012
Basic net income per share:
Net income	$284,503	$443,575	$422,240
Weighted average number of shares outstanding	114,035	115,252	117,097
Net income per common share—basic	$2.49	$3.85	$3.61
Diluted net income per share:
Net income	$284,503	$443,575	$422,240
Weighted average number of shares outstanding	114,035	115,252	117,097
Effect of dilutive securities	386	553	961
Weighted average shares—diluted	114,421	115,805	118,058
Net income per common share—diluted	$2.49	$3.83	$3.58

17.       Segment information:

The Company operates a chain of more than 8,000 general merchandise retail discount stores in 46 states, serving the basic needs of customers primarily in the low- and middle-income brackets. The stores are supported by 11 distribution centers and one Store Support Center. All stores operate under the Family Dollar name and are substantially the same in terms of size, merchandise, customers, distribution, and operations. The Company has no franchised locations or other lines of business. All the Company’s operations are located in the United States with the exception of certain sourcing entities located in Asia and Europe. The foreign operations solely support domestic operations and are not material. The Company manages the business on the basis of one operating segment and therefore, has only one reportable segment. The following table presents net sales by classes of similar products.

(in thousands)	52 weeks ended August 30, 2014	53 weeks ended August 31, 2013	52 weeks ended August 25, 2012
Classes of similar products:
Consumables	$7,703,549	$7,523,289	$6,436,719
Home Products	1,003,685	1,053,670	1,067,541
Apparel and Accessories	767,608	785,384	822,839
Seasonal and Electronics	1,014,488	1,029,114	1,003,906
Net Sales	$10,489,330	$10,391,457	$9,331,005

The following table describes the Company’s product categories in more detail:

Consumables	Batteries
Diapers
Food
Hardware and automotive supplies
Health and beauty aids
Household chemicals
Paper products
Pet food and supplies
Tobacco

Home Products	Domestics, including blankets, sheets and towels
Giftware
Home décor
Housewares

Apparel and Accessories	Boys’ and girls’ clothing
Fashion accessories
Infants’ clothing
Men’s clothing
Shoes
Women’s clothing

Seasonal and Electronics	Personal electronics, including pre-paid cellular phones and services
Seasonal goods
Stationery and school supplies
Toys

18.       Unaudited summaries of quarterly results:

(in thousands, except per share amounts)	13 weeks ended November 30, 2013	13 weeks ended March 1, 2014(2)	13 weeks ended May 31, 2014(4)	13 weeks ended August 31, 2014(3)(5)
Fiscal 2014
Net sales	$2,499,691	$2,716,621	$2,658,964	$2,614,054
Gross profit(1)	856,841	902,295	910,853	861,297
Net income	78,027	90,869	81,147	34,460
Diluted net income per common share(1)	$0.68	$0.80	$0.71	$0.30
Fiscal 2013
Net sales	$2,421,688	$2,893,997	$2,573,506	$2,502,266
Gross profit	826,794	967,050	892,458	868,443
Net income	80,279	140,145	120,938	102,213
Diluted net income per common share(1)	$0.69	$1.21	$1.05	$0.88

(1)   The sum of the quarterly figures may not equal the annual figures due to rounding.

(2)   The second quarter of fiscal 2014 included 13 weeks, as compared to 14 weeks in the second quarter of fiscal 2013. The extra week in the second quarter of fiscal 2013 contributed approximately $189 million in net sales and $0.07 of diluted net income per common share.

(3)   The fourth quarter of fiscal 2013 includes a $5.0 million favorable accounting adjustment to Gross profit related to certain vendor allowances.

(4)   The third quarter of fiscal 2014 includes $24.5 million of restructuring charges, of which $1.5 million is classified in Cost of sales—restructuring and $23.0 million is classified in Restructuring on the Consolidated Statement of Income. A summary of restructuring charges is shown below.

(5)   The fourth quarter of fiscal 2014 includes $65.6 million of restructuring charges, of which $10.4 million is classified in Cost of sales—restructuring and $55.2 million is classified in Restructuring on the Consolidated Statement of Income. A summary of restructuring charges is shown below. Additionally, $9.4 million of fees related to the pending merger with Dollar Tree are included in the fourth quarter of fiscal 2014.

Restructuring charges

(in thousands) Charge	Classification of charge	13 weeks ended May 31, 2014	13 weeks ended August 30, 2014	52 weeks ended August 30, 2014
Inventory write-downs	Non-cash	$1,486	$10,444	$11,930
Cost of sales—restructuring		1,486	10,444	11,930
Property and equipment impairments	Non-cash	19,041	884	19,925
Employee termination benefits	Cash	3,842	—	3,842
Lease obligations	Cash	—	46,142	46,142
Other	Cash	113	8,158	8,271
Restructuring		22,996	55,184	78,180
Total restructuring charges		$24,482	$65,628	$90,110

19.       Related party transactions:

There were no material related party transactions during fiscal 2014, fiscal 2013 or fiscal 2012.